UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D
Under the Securities Exchange Act of
1934
(Amendment No. ________)*
DOV PHARMACEUTICAL, INC.

(Name of Issuer)
COMMON STOCK

(Title of Class of Securities)
259858108

(CUSIP Number)
PAUL DAVIS
BOSQUE DE DURAZNOS 127, PISO 10
MEXICO D.F. 11700   MEXICO
TEL. (52 55) 52 45 70 80

(Name, Address and Telephone Number
of Person
Authorized to Receive Notices and
Communications)
OCTOBER 27, 2006

(Date of Event which Requires Filing
of this Statement)
If the filing person has previously
filed a statement on Schedule 13G to
report the acquisition that is the
subject of this Schedule 13D, and is
filing this schedule because of
240.13d-1(e), 240.13d-1(f) or
240.13d-1(g), check the following
box. [   ]


CUSIP No. ... 259858108


1.
Names of Reporting Persons. I.R.S.
Identification Nos. of above persons
(entities only).


PAUL DAVIS


2.
Check the Appropriate Box if a Member
of a Group (See Instructions)


(a)
......................................
......................................
......................................
............................


(b)
......................................
......................................
......................................
............................


3.
SEC Use Only
......................................
......................................
......................................
.............


4.
Source of Funds (See Instructions)
PF


5.
Check if Disclosure of Legal
Proceedings Is Required Pursuant to
Items 2(d) or 2(e) .


6.
Citizenship or Place of Organization
MEXICAN

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With



7.
Sole Voting Power   1,590,000



8.
Shared Voting Power



9.
Sole Dispositive Power  1,590,000



10.
Shared Dispositive Power .


11.
Aggregate Amount Beneficially Owned
by Each Reporting Person  1,590,000


12.
Check if the Aggregate Amount in Row
(11) Excludes Certain Shares (See
Instructions)


13.
Percent of Class Represented by
Amount in Row (11)   5.9%


14.
Type of Reporting Person (See
Instructions)     IN






Item 1. Security and Issuer
This Schedule 13D relates to the
shares of common stock (the
"Shares"), of Dov Pharmaceutical,
Inc.  The principal executive office
of the Issuer is located at 150
Pierce Street, Somerset, NJ 08873.
Item 2. Identity and Background
(a) PAUL DAVIS
(b) BUSINESS ADRESS:  Bosque de
Duraznos 127, Piso 10, Mexico D.F.
11700  MEXICO
(c) PRIVATE INVESTOR
(d) During the last five years, the
filer has not been convicted in a
criminal proceeding
(e) During the last five years, the
filer was not a party to a civil
proceeding of a judicial or
administrative body of competent
jurisdiction and as a result of such
proceeding was or is subject to a
judgment, decree or final order
enjoining future violations of, or
prohibiting or mandating activities
subject to, federal or state
securities laws or finding any
violation with respect to such laws
(f) CITIZENSHIP:  Mexican
Item 3. Source and Amount of Funds or
Other Consideration
The acquisition was carried out
utilizing the filers own investment
funds. A total of $2,014,530 was used
in the acquisition of the securities
subject of this filing.
Item 4. Purpose of Transaction
The securities were acquired as a
result of the normal investment
activities of the filer. The filer
may, as a result of the holding of
such securities, in the future seek
to either acquire additional
securities of the issuer, sell any or
all of the current securities owned,
and/or seek to contact the issuer or
any other investor holding securities
of the issuer with the purpose of
influencing the issuer s course of
business. As of the date of this
filing, no plans or actions have been
undertaken with regards the above
potential activities.
Item 5. Interest in Securities of the
Issuer
(a) The total number of shares owned
directly by the reporting person,
over which such person has sole
voting and disposal power, is
1,590,000 common shares, representing
5.9% of such class of securities
outstanding as per the issuer s
latest 10-Q filing.
(b) No shared voting or disposal
power exists over any of the
securities subject of this filing.
(c) Transactions in the class of
securities reported on that were
effected during the past sixty days,
all of which were trades carried out
through open-market purchase orders:

DATE
QUANTITY
PRICE PER SHARE
TOTAL PRICE PAID




10/03/2006
9,683
$0.83
 $4,849.49
10/03/2006
317
$0.83
 $158.50
10/03/2006
1,000
$0.8399
 $517.89
10/03/2006
4,084
$0.8301
 $2,042.41
10/03/2006
1,200
$0.8399
 $611.88
10/03/2006
3,332
$0.8301
 $1,666.33
10/03/2006
384
$0.8301
 $192.04
10/05/2006
5,000
$0.85
 $2,607.99
10/05/2006
5,000
$0.86
 $2,657.99
10/05/2006
5,000
$0.85
 $2,607.99
10/05/2006
1,400
$0.84877
 $734.27
10/05/2006
3,600
$0.85999
 $1,915.95
10/06/2006
75
$0.8308
 $45.55
10/06/2006
3,500
$0.84
 $1,785.00
10/06/2006
1,300
$0.8496
 $675.48
10/06/2006
25
$0.85
 $13.00
10/06/2006
5,100
$0.84998
 $2,659.89
10/06/2006
3,300
$0.86
 $1,756.99
10/06/2006
100
$0.8503
 $52.03
10/06/2006
2,000
$0.86
 $1,060.00
10/06/2006
3,752
$0.86
 $1,988.56
10/06/2006
5,848
$0.87
 $3,165.91
10/09/2006
300
$0.8297
 $157.90
10/09/2006
300
$0.8297
 $149.91
10/09/2006
200
$0.8298
 $99.96
10/09/2006
200
$0.83
 $100.00
10/09/2006
78
$0.829
 $38.92
10/09/2006
200
$0.83
 $100.00
10/09/2006
200
$0.83
 $100.00
10/09/2006
1,500
$0.829
 $748.50
10/09/2006
100
$0.83
 $50.00
10/09/2006
200
$0.83
 $100.00
10/09/2006
1,700
$0.83999
 $874.97
10/09/2006
22
$0.84
 $11.22
10/09/2006
200
$0.8299
 $107.97
10/09/2006
500
$0.83
 $250.00
10/09/2006
100
$0.83
 $50.00
10/09/2006
200
$0.8299
 $99.98
10/09/2006
104
$0.83
 $52.00
10/09/2006
3,200
$0.8396
 $1,638.71
10/09/2006
396
$0.8396
 $201.80
10/09/2006
200
$0.8397
 $101.94
10/09/2006
100
$0.8397
 $50.97
10/09/2006
100
$0.8288
 $57.87
10/09/2006
500
$0.829
 $249.50
10/09/2006
500
$0.8289
 $249.45
10/09/2006
1,000
$0.829
 $499.00
10/09/2006
400
$0.83
 $200.00
10/09/2006
100
$0.83
 $50.00
10/09/2006
100
$0.83
 $50.00
10/09/2006
100
$0.83
 $50.00
10/09/2006
500
$0.8399
 $262.94
10/09/2006
100
$0.84
 $51.00
10/09/2006
100
$0.84
 $51.00
10/09/2006
700
$0.84
 $357.00
10/09/2006
100
$0.84
 $51.00
10/09/2006
100
$0.84
 $51.00
10/09/2006
500
$0.84
 $255.00
10/09/2006
100
$0.84
 $51.00
10/10/2006
2,000
$0.80
 $947.99
10/10/2006
10,000
$0.80
 $4,757.99
10/11/2006
5,000
$0.78
 $2,257.99
10/11/2006
1,300
$0.7898
 $605.73
10/11/2006
3,700
$0.7899
 $1,701.63
10/11/2006
4,700
$0.78
 $2,122.99
10/11/2006
300
$0.78
 $135.00
10/11/2006
5,000
$0.78
 $2,257.99
10/11/2006
5,000
$0.78
 $2,257.99
10/11/2006
5,000
$0.77
 $2,207.99
10/11/2006
1,600
$0.7602
 $696.31
10/11/2006
3,400
$0.77
 $1,496.00
10/11/2006
100
$0.74
 $48.99
10/11/2006
9,900
$0.7401
 $4,059.99
10/11/2006
1,000
$0.739
 $416.99
10/11/2006
5,000
$0.73979
 $2,056.94
10/11/2006
5,000
$0.73985
 $2,057.24
10/11/2006
5,000
$0.6866
 $1,790.99
10/11/2006
5,000
$0.68645
 $1,790.24
10/11/2006
2,700
$0.699
 $1,004.29
10/11/2006
2,300
$0.699
 $848.70
10/11/2006
5,000
$0.69938
 $1,854.89
10/11/2006
1,025
$0.70
 $387.24
10/11/2006
75
$0.70
 $27.75
10/11/2006
3,900
$0.70
 $1,443.00
10/11/2006
2,100
$0.70
 $784.99
10/11/2006
2,900
$0.70
 $1,073.00
10/11/2006
5,000
$0.70
 $1,857.99
10/11/2006
4,800
$0.71
 $1,831.99
10/11/2006
200
$0.71
 $76.00
10/11/2006
1,200
$0.68
 $427.99
10/11/2006
800
$0.68
 $280.00
10/12/2006
5,000
$0.69984
 $1,857.19
10/12/2006
5,000
$0.69
 $1,807.99
10/12/2006
5,000
$0.69996
 $1,857.79
10/12/2006
200
$0.70
 $74.00
10/12/2006
4,800
$0.69952
 $1,781.69
10/16/2006
4,197
$0.68
 $1,476.94
10/16/2006
803
$0.68
 $281.05
10/16/2006
2,000
$0.67
 $687.99
10/16/2006
3,000
$0.7198
 $1,177.39
10/16/2006
5,000
$0.715
 $1,932.99
10/16/2006
5,000
$0.69999
 $1,857.94
10/16/2006
3,000
$0.68
 $1,057.99
10/16/2006
2,000
$0.68
 $700.00
10/16/2006
5,000
$0.68984
 $1,807.19
10/16/2006
5,000
$0.68
 $1,757.99
10/16/2006
2,700
$0.72
 $1,060.99
10/16/2006
2,300
$0.72
 $897.00
10/17/2006
202
$0.7298
 $88.75
10/17/2006
1,500
$0.7299
 $599.85
10/17/2006
3,298
$0.73
 $1,319.20
10/17/2006
3,527
$0.73
 $1,418.79
10/17/2006
1,473
$0.73
 $589.20
10/17/2006
500
$0.7195
 $202.74
10/17/2006
3,000
$0.7196
 $1,168.80
10/17/2006
1,500
$0.7298
 $607.69
10/17/2006
100
$0.7294
 $47.93
10/17/2006
900
$0.73
 $360.00
10/17/2006
486
$0.7298
 $194.30
10/17/2006
100
$0.73
 $40.00
10/17/2006
614
$0.7298
 $245.48
10/17/2006
14
$0.7298
 $5.60
10/17/2006
700
$0.73
 $280.00
10/17/2006
2,086
$0.7299
 $834.19
10/17/2006
1,000
$0.7299
 $407.89
10/17/2006
1,000
$0.7299
 $399.90
10/17/2006
3,000
$0.73
 $1,200.00
10/17/2006
28
$0.73
 $11.20
10/17/2006
952
$0.73
 $388.79
10/17/2006
20
$0.73
 $8.00
10/17/2006
4,000
$0.73
 $1,600.00
10/17/2006
5,000
$0.73
 $2,007.99
10/17/2006
5,000
$0.73
 $2,007.99
10/17/2006
5,000
$0.73
 $2,007.99
10/17/2006
10,000
$0.73
 $4,007.99
10/17/2006
4,700
$0.73
 $1,887.99
10/17/2006
5,300
$0.75
 $2,233.99
10/17/2006
3,183
$0.76
 $1,376.68
10/17/2006
400
$0.7799
 $187.95
10/17/2006
100
$0.7799
 $44.99
10/17/2006
6,000
$0.78
 $2,700.00
10/17/2006
100
$0.78
 $45.00
10/17/2006
100
$0.78
 $45.00
10/17/2006
17
$0.78
 $7.65
10/17/2006
100
$0.78
 $45.00
10/17/2006
2,100
$0.77
 $931.99
10/17/2006
1,400
$0.77
 $616.00
10/17/2006
800
$0.77
 $352.00
10/17/2006
700
$0.77
 $308.00
10/17/2006
3,100
$0.7889
 $1,430.58
10/17/2006
500
$0.789
 $229.50
10/17/2006
100
$0.7889
 $45.89
10/17/2006
100
$0.7889
 $45.89
10/17/2006
200
$0.79
 $92.00
10/17/2006
1,000
$0.7899
 $459.90
10/17/2006
300
$0.7988
 $148.63
10/17/2006
2,357
$0.799
 $1,105.43
10/17/2006
100
$0.80
 $47.00
10/17/2006
1,943
$0.799
 $911.27
10/17/2006
200
$0.80
 $94.00
10/17/2006
3,400
$0.80
 $1,598.00
10/17/2006
1,500
$0.80
 $705.00
10/17/2006
100
$0.80
 $47.00
10/17/2006
100
$0.80
 $47.00
10/19/2006
1,100
$0.7799
 $502.88
10/19/2006
100
$0.78
 $45.00
10/19/2006
3,800
$0.78
 $1,710.00
10/19/2006
5,000
$0.78
 $2,250.00
10/19/2006
758
$0.7688
 $332.61
10/19/2006
100
$0.77
 $44.00
10/19/2006
400
$0.7687
 $183.47
10/19/2006
100
$0.77
 $44.00
10/19/2006
100
$0.77
 $44.00
10/19/2006
42
$0.7687
 $18.43
10/19/2006
1,200
$0.77
 $528.00
10/19/2006
100
$0.77
 $44.00
10/19/2006
2,200
$0.7792
 $996.23
10/25/2006
15,000
$0.549
 $3,293.00
10/25/2006
750
$0.549
 $164.25
10/25/2006
400
$0.546
 $86.40
10/25/2006
2,000
$0.546
 $432.00
10/25/2006
6,850
$0.5423
 $1,454.25
10/26/2006
8,000
$0.42
 $720.00
10/26/2006
3,600
$0.42
 $331.99
10/26/2006
9,600
$0.42
 $864.00
10/26/2006
2,000
$0.42
 $180.00
10/26/2006
5,900
$0.42
 $531.00
10/26/2006
100
$0.42
 $9.00
10/26/2006
900
$0.4195
 $80.55
10/26/2006
100
$0.4195
 $8.95
10/26/2006
100
$0.42
 $9.00
10/26/2006
1,000
$0.42
 $90.00
10/26/2006
100
$0.42
 $9.00
10/26/2006
23,600
$0.4199
 $2,129.64
10/26/2006
14,900
$0.3851
 $820.99
10/26/2006
10,000
$0.3851
 $558.99
10/26/2006
13,000
$0.3851
 $716.30
10/26/2006
30,000
$0.3851
 $1,653.00
10/26/2006
2,100
$0.3851
 $115.71
10/26/2006
50,000
$0.3851
 $2,755.00
10/26/2006
30,000
$0.3851
 $1,653.00
10/26/2006
13,691
$0.3751
 $625.46
10/26/2006
6,300
$0.3751
 $284.13
10/26/2006
9
$0.3753
 $0.41
10/26/2006
10,000
$0.3788
 $495.99
10/26/2006
10,000
$0.365
 $357.99
10/26/2006
200
$0.365
 $14.99
10/26/2006
98
$0.3641
 $3.34
10/26/2006
600
$0.365
 $21.00
10/26/2006
91
$0.3649
 $3.18
10/26/2006
2,935
$0.3673
 $117.46
10/26/2006
9,102
$0.3673
 $339.50
10/26/2006
80
$0.37
 $3.20
10/26/2006
100
$0.3673
 $11.72
10/26/2006
300
$0.3718
 $20.53
10/26/2006
6,594
$0.3769
 $309.26
10/26/2006
9,900
$0.3724
 $427.75
10/26/2006
5,000
$0.3799
 $257.49
10/26/2006
5,000
$0.37
 $207.99
10/26/2006
500
$0.3647
 $25.34
10/26/2006
1,000
$0.3645
 $34.50
10/26/2006
3,500
$0.3662
 $134.69
10/26/2006
600
$0.3696
 $31.75
10/26/2006
4,400
$0.36663
 $161.17
10/26/2006
5,000
$0.3698
 $206.99
10/26/2006
3,000
$0.3699
 $119.70
10/26/2006
2,000
$0.367
 $81.99
10/27/2006
10,000
$0.32
$92.01
10/27/2006
10,000
$0.33
 $7.99
10/27/2006
10,000
$0.32
$92.01
10/27/2006
5,000
$0.36
 $157.99
10/27/2006
10,000
$0.35
 $207.99
10/27/2006
5,000
$0.35
 $107.99
10/27/2006
10,000
$0.33
 $7.99
10/27/2006
10,000
$0.33
 $7.99

(d) NA
(e) NA
Item 6. Contracts, Arrangements,
Understandings or Relationships with
Respect to Securities of the Issuer
None.
Item 7. Material to Be Filed as
Exhibits
None.

After reasonable inquiry and to the
best of my knowledge and belief, I
certify that the information set
forth in this statement is true,
complete and correct.

Date:

Signature:

Name/Title: